Exhibit 99.3

2nd March, 2021

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang

People’s Republic of China

+86 571-8817-6197

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. hereby consents to (i) references to our name, (ii) inclusion of information and data contained in our report entitled “Global and China Integrated Circuit Chip and Communication Equipment Market Study” (together with any subsequent amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, in this Registration Statement on Form F-1 (and in all subsequent amendments) in connection with the proposed resale from time to time by the holders of certain outstanding class A ordinary share purchase warrants.

Yours faithfully, For and on behalf of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang
Name:	Yves Wang
Title:	Managing Director, China